Exhibit 16.1

December 10, 2010

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington,  DC 20549

      Re:              Catalyst Lighting Group
              File No. 000-50385

Dear Sir or Madam:

We have read the statements made by Catalyst Lighting Group, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Catalyst Lighting Group, Inc. dated December 10, 2010.  We agree with the statements made in response to that Item insofar as they related to our firm.

Very truly yours,

PROFESSIONAL CORPORATION
Denver, Colorado